Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: James Zeumer
Pulte Homes, Inc.
Vice President
(248) 433-4597
email: jim.zeumer@pulte.com

PULTE HOMES ANNOUNCES SALE OF FOREIGN BANKING INVESTMENT

Bloomfield Hills, MI, February 16, 2006 – Pulte Homes, Inc. (NYSE: PHM), announced today that its Pulte Mortgage subsidiary has sold its investment in Hipotecaria Su Casita, a Mexico-based mortgage banking company. Remaining shareholders of Su Casita, who exercised their right of first refusal to acquire the shares, purchased Pulte Mortgage’s 16.7 percent interest for approximately $50 million.

As a result of this transaction, Pulte Homes expects to realize a one-time, pretax gain of approximately $30 million, which will be recognized in its 2006 first quarter financial results.

“This sale of our investment in Su Casita continues the strategy of focusing all our resources on further expanding Pulte’s share of the U.S. housing market,” said Roger A. Cregg, Executive Vice President and Chief Financial Officer. “The gain associated with this sale, which will be reported in our financial services operation, had not been incorporated into our first quarter earnings guidance of $.90 to $.95 per share,” added Mr. Cregg.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control. All forward-looking statements made are made as of the date hereof, and the risk that actual results will differ materially from expectations will increase with the passage of time. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.

About Pulte Homes

Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 200 company with operations in 54 markets and 27 states. In 2005, the company delivered 45,630 homes in the U.S. and generated consolidated revenues of $14.7 billion. During its 56-year history, the company has constructed more than 450,000 homes. In 2005, Pulte Homes received the most awards in the J.D. Power and Associates New Home-Builder Customer Satisfaction Study(sm), marking the sixth-straight year Pulte achieved this distinction among America’s largest homebuilding companies. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and better. Its DiVosta brand is renowned in Florida for its Built Solid™ building system and distinctive master-planned communities featuring a town-center concept. Pulte Mortgage LLC is a nationwide lender and offers Pulte customers a wide variety of loan products and superior customer service.

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